Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

WELLTOWER INC.

WELLTOWER OP INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Welltower Inc.
	Debt	Debt securities (2)	Rule 456(b) and Rule 457(r) (2)	(4)	(4)	(4)	(3)	(3)
	Equity	Common stock, par value $1.00 per share (2)	Rule 456(b) and Rule 457(r) (2)	(4)	(4)	(4)	(3)	(3)
	Equity	Preferred stock, par value $1.00 per share (2)	Rule 456(b) and Rule 457(r) (2)	(4)	(4)	(4)	(3)	(3)
	Other	Depositary Shares representing Preferred Stock (2)(5)	Rule 456(b) and Rule 457(r) (2)	(4)	(4)	(4)	(3)	(3)
	Debt	Guarantees of Debt Securities (2)(6)	Rule 456(b) and Rule 457(r)(2)	(4)	(4)	(4)	(3)	(3)
	Other	Warrants (2)(7)	Rule 456(b) and Rule 457(r)(2)	(4)	(4)	(4)	(3)	(3)
	Other	Units (2)(8)	Rule 456(b) and Rule 457(r) (2)	(4)	(4)	(4)	(3)	(3)
	Welltower OP Inc.
	Debt	Debt Securities (2)	Rule 456(b) and Rule 457(r)(2)	(4)	(4)	(4)	(3)	(3)
	Debt	Guarantees of Debt Securities (2)(9)	Rule 456(b) and Rule 457(r)(2)	(4)	(4)	(4)	(3)	(3)

Fees Previously Paid	N/A	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	N/A	—	—	—		—			—	—	—	—

	Total Offering Amounts					—		—

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							—

(1)	Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(2)	Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.
(3)	An indeterminate aggregate offering price or number of securities of each identified class is being registered as may from time to time be offered at indeterminate prices.
(4)	In accordance with Rules 456(b) and 457(r), the registrant is deferring payment of all of the registration fee.
(5)	Each depositary share will be issued under a deposit agreement, will represent an interest in a fractional share of preferred stock and will be evidenced by a depositary receipt.
(6)

Welltower Inc. may fully and unconditionally guarantee debt securities issued by Welltower OP Inc. In accordance with Rule 457(n), no separate fee is payable with respect to the guarantees of debt securities being registered.

(7)	The warrants covered by this registration statement may be warrants for common stock, preferred stock, depositary shares or debt securities.
(8)	Units consist of any combination of one or more debt securities or other securities, including preferred stock, depositary shares, common stock, warrants or any combination thereof.
(9)

Welltower OP Inc. may fully and unconditionally guarantee debt securities issued by Welltower Inc. In accordance with Rule 457(n), no separate fee is payable with respect to the guarantees of debt securities being registered.